UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 22, 2017

CPI CARD GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-37584 (Commission File Number)	26-0344657 (I.R.S. Employer Identification No.)

10026 West San Juan Way Littleton, CO (Address of principal executive offices)	80127 (Zip Code)

(303) 973-9311
(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                           Departure of Directors or Certain Officers; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On March 22, 2017, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of CPI Card Group Inc. (the “Company”) approved an award of cash performance units (“CPUs”) for Lisa Jacoba, the Company’s Chief Human Resources Officer, and the related form of award agreement, pursuant to the Company’s existing Omnibus Incentive Plan (the “Plan”). The CPUs are performance-based awards that will settle in cash, in an amount between 50% and 200% of the target award value, based on the performance of the Company’s stock price during each of three performance sub-periods (from the grant date through each of the first, second and third anniversaries of the grant date). A payout will occur with respect to one-third of the award of CPUs following each performance sub-period.

In order to receive a payout with respect to the CPUs, Ms. Jacoba generally must remain in service with the Company for the duration of each performance sub-period, unless such service terminates under limited circumstances (e.g., due to the death or disability of the recipient or a qualifying termination of service within the two years following a change in control of the Company).

Ms. Jacoba will be subject to non-competition and non-solicitation obligations while she remains in service and lasting for one year thereafter.

Ms. Jacoba received the following CPU award:

Name	Cash Performance Units (#)	Target Award Value ($)
Lisa Jacoba	67,073	$67,073

In addition to the foregoing, and consistent with prior years, Ms. Jacoba was also awarded (i) options to purchase 33,014 shares of common stock of the Company at an exercise price of $4.35 and with an expiration date of March 22, 2027 and (ii) 5,085 restricted stock units of the Company.  The restricted stock units vest on the third anniversary of the March 22, 2017 award date.

Each award of CPUs, options and restricted stock units is subject to the terms and conditions set forth in the Plan and in the applicable award agreements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPI CARD GROUP INC.

Dated: March 24, 2017	By:	/s/ Lillian Etzkorn
	Name:	Lillian Etzkorn
	Title:	Chief Financial Officer